                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                               (Amendment No. 11)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                A. Schulman, Inc.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    808194104
                                    ---------
                                 (CUSIP Number)


                          Mr. James A. Mitarotonda c/o
                    Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                               September 21, 2006
                               ------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Barington Companies Equity Partners, L.P.                   13-4088890
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   500,259
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      500,259
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       500,259
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.74%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Barington Investments, L.P.                                 20-2871525
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   364,107
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      364,107
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       364,107
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.26%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Barington Companies Advisors, LLC                           20-0327470
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                    364,107
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    500,259
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      364,107
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            500,259
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       864,366
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.00%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Barington Companies Investors, LLC                          13-4126527
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   none
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    500,259
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      none
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            500,259
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       500,259
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       1.74%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Barington Companies Offshore Fund, Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       British Virgin Islands
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                    672,300
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                       672,300
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                             none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       672,300
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       2.33%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Barington Offshore Advisors, LLC                            20-4797640
______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6)        CITIZENSHIP OR PLACE OF
ORGANIZATION
                                    Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                    672,300
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                       672,300
WITH              ____________________________________________________________
                         10)  SHARED DISPOSITIVE POWER
                                              none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       672,300
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       2.33%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Barington Capital Group, L.P. 13-3635132
_____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION New York
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   1,536,666
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      1,536,666
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,536,666
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.33%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       LNA Capital Corp.                                           13-3635168
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   1,536,666
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      1,536,666
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,536,666
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.33%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       James Mitarotonda
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   1,538,666
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      1,538,666
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,538,666
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.34%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       IN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Parche, LLC                                                 20-0870632
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   186,454
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      186,454
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       186,454
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.65%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Starboard Value & Opportunity Fund, LLC                     20-0666124
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                              (b) |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
       WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) OR 2(e)                                                     |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   978,916
SHARES            ____________________________________________________________
BENEFICIALLY               8  SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      978,916
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       978,916
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.40%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  Admiral Advisors, LLC                             37-1484525
 ______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) |X|
                                                                       (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY
_______________________________________________________________________________
4) SOURCE OF FUNDS
OO
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                           |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware
_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   1,165,370
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              _____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      1,165,370
WITH              _____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
_______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|

_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IA, OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Ramius Capital Group, L.L.C.                            13-3937658
_______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                      (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY

_______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   1,165,370
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              _____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      1,165,370
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                             none
_______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                             1,165,370
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|

_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IA, OO
_______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  C4S & Co., L.L.C.                                 13-3946794
_______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) |X|
                                                                       (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY

_______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware

_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   1,165,370
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              _____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      1,165,370
WITH              _____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
_______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|

_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    OO
_______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Peter A. Cohen
_______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) |X|
                                                                        (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY

_______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                           |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   none
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    1,165,370
EACH              _____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      none
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            1,165,370
_______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
_______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Morgan B. Stark
_______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                    (a) |X|
                                                                       (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY
_______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                          |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   none
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    1,165,370
EACH              _____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      none
WITH              _____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            1,165,370
_______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|
_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
_______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Jeffrey M. Solomon
_______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |X|
                                                        (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY
_______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                           |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
                           United States
_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   none
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    1,165,370
EACH              _____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      none
WITH              _____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            1,165,370
_______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
_______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Thomas W. Strauss
_______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |X|
                                                        (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY
_______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                           |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   none
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    1,165,370
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      none
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            1,165,370
_______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,165,370
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|
_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    IN
_______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   RJG Capital Partners, L.P.                                        20-0133443
_______________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |X|
                                                        (b) |_|
_______________________________________________________________________________
3) SEC USE ONLY
_______________________________________________________________________________
4) SOURCE OF FUNDS
   WC
_______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                           |_|
_______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
_______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   12,500
SHARES            _____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              _____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      12,500
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    12,500
_______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|

_______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.04%
_______________________________________________________________________________
14) TYPE OF REPORTING PERSON
    PN
_______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       RJG Capital Management, LLC                                   20-0027325
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   12,500
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      12,500
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,500
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.04%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Ronald Gross
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   12,500
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      12,500
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       12,500
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.04%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       IN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       D.B. Zwirn Special Opportunities Fund, L.P.                   73-1637217
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   8,630
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      8,630
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       8,630
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.03%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       D.B. Zwirn Special Opportunities Fund (TE), L.P.              20-0024165
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   10,193
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      10,193
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       10,193
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.04%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       D.B. Zwirn Special Opportunities Fund, Ltd.
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   51,765
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      51,765
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       51,765
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.18%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       HCM/Z Special Opportunities LLC                               98-0436333
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   WC
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Cayman Islands
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   29,412
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      29,412
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       29,412
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.10%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       CO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       D.B. Zwirn & Co., L.P.                                       02-0597442
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   100,000
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      100,000
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       100,000
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.35%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       PN
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DBZ GP, LLC                                                  42-1657316
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   100,000
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      100,000
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       100,000
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.35%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Zwirn Holdings, LLC                                          30-0080444
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   100,000
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      100,000
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       100,000
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.35%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       OO
______________________________________________________________________________

                                  SCHEDULE 13D
CUSIP No. 808194104

1) NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Daniel B. Zwirn
 _____________________________________________________________________________
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   |X|
                                                              (b)   |_|
______________________________________________________________________________
3) SEC USE ONLY
______________________________________________________________________________
4) SOURCE OF FUNDS
   OO
______________________________________________________________________________
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|
______________________________________________________________________________
6) CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
______________________________________________________________________________
                           7) SOLE VOTING POWER
NUMBER OF                                   100,000
SHARES            ____________________________________________________________
BENEFICIALLY               8) SHARED VOTING POWER
OWNED BY                                    none
EACH              ____________________________________________________________
REPORTING                  9) SOLE DISPOSITIVE POWER
PERSON                                      100,000
WITH              ____________________________________________________________
                          10) SHARED DISPOSITIVE POWER
                                            none
______________________________________________________________________________
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       100,000
______________________________________________________________________________
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
______________________________________________________________________________
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0.35%
______________________________________________________________________________
14) TYPE OF REPORTING PERSON
       IN
______________________________________________________________________________

         This Amendment No. 11 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on June 6, 2005, as amended by that certain Amendment No. 1 filed on July 1, 2005, that certain Amendment No. 2 filed on August 3, 2005, that certain Amendment No. 3 filed on August 25, 2005, that certain Amendment No. 4 filed on September 8, 2005, that certain Amendment No. 5 filed on September 13, 2005, that certain Amendment No. 6 filed on September 28, 2005, that certain Amendment No. 7 filed on October 11, 2005, that certain Amendment No. 8 filed on October 25, 2006, that certain Amendment No. 9 filed on May 30, 2006 and that certain Amendment No. 10 filed on June 1, 2006 (together, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $1.00 per share (the "Common Stock"), of A. Schulman, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3550 West Market Street, Akron, Ohio 44333.

Item 2. Identity and Background.

         The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

         As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 2,816,536 shares of Common Stock, representing approximately 9.77% of the shares of Common Stock presently outstanding.

Item 3. Source and Amount of Funds or Other Consideration.

         The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

         Since the filing of the Statement, the Reporting Entities purchased an aggregate of 115,226 shares of Common Stock. The amount of funds expended for such purchases was approximately $98,230.23 by Barington Companies Equity Partners, L.P., $2,134,268.07 by Barington Companies Offshore Fund Ltd., $71,681.52 by Barington Investments, L.P., $36,627.92 by Parche, LLC and $192,229.10 by Starboard Value & Opportunity Fund, LLC.

         All purchases and sales of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4. Purpose of Transaction.

         The information contained in Item 4 of the Statement is hereby amended and supplemented as follows:

         On September 21, 2006, Barington delivered a letter to the Company demanding, pursuant to Section 220 of the Delaware General Corporation Law and the common law of the State of Delaware, a listing of the Company's stockholders and other related corporate records in order to allow Barington to communicate with the Company's stockholders regarding matters relating to their interests as stockholders, including, without limitation, in connection with the election of directors at the Company's next annual meeting of stockholders and any other matters that may properly come before such meeting in the event that Barington elects to solicit proxies to elect directors at such meeting.

         On September 22, 2006, Barington delivered a second letter to the Company demanding, pursuant to Section 220 of the Delaware General Corporation Law and the common law of the State of Delaware, copies of certain books, records and documents of the Company in order to enable Barington to investigate and communicate with the Company's stockholders regarding matters relating to their interests as stockholders, including, without limitation, the use of corporate assets, the levels and types of compensation, perquisites and benefits provided to directors and executive officers of the Company, the retention, compensation and services of financial advisors, the Company's compliance with its contractual obligations in connection with the Company's offer to purchase for cash 8,750,000 shares of common stock of the Company, the nature of any family, business or personal relationships between the Company's executive officers and directors, and certain decisions by the Board or its committees regarding the foregoing matters or otherwise affecting Board oversight, the management of the Company or other interests of stockholders.

Item 5. Interest in Securities of the Issuer.

         Items 5(a) and 5(b) of the Statement are hereby amended and restated as follows:

         (a) As of the date of this filing, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 500,259 shares of Common Stock, representing approximately 1.74% of the shares of Common Stock presently outstanding based upon the 28,832,426 shares of Common Stock reported by the Company to be issued and outstanding as of June 30, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on July 7, 2006 (the "Issued and Outstanding Shares").

         As of the date of this filing, Barington Investments, L.P. beneficially owns 364,107 shares of Common Stock, constituting approximately 1.26% of the Issued and Outstanding Shares. As of the date of this filing, Barington Companies Offshore Fund, Ltd. beneficially owns 672,300 shares of Common Stock, constituting approximately 2.33% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 864,366 shares, constituting approximately 3.00% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 1.74% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 2.33% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,536,666 shares, constituting approximately 5.33% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,536,666 shares of Common Stock, constituting approximately 5.33% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,536,666 shares of Common Stock. Mr. Mitarotonda, who is a director of the Company, also beneficially owns 2,000 restricted shares of Common Stock granted to him under the Company's 2002 Equity Incentive Plan. As a result, Mr. Mitarotonda may be deemed to beneficially own an aggregate of 1,538,666 shares of Common Stock, constituting approximately 5.34% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 500,259 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 364,107 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 672,300 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Mr. Mitarotonda has sole voting and dispositive power with respect to the 2,000 restricted shares of Common Stock beneficially owned by him.

         As of the date of this filing, each of Starboard Value & Opportunity Fund, LLC and Parche, LLC beneficially own 978,916 and 186,454 shares of Common Stock, respectively, constituting approximately 3.40% and 0.65%, respectively, of the Issued and Outstanding Shares. As the managing member of Starboard Value & Opportunity Fund, LLC, and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter
A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 978,916 shares and the 186,454 shares of Common Stock owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, representing an aggregate of 1,165,370 shares, constituting approximately 4.04% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 978,916 shares and the 186,454 shares owned by Starboard Value & Opportunity Fund, LLC and Parche, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

         As of the date of this filing, RJG Capital Partners, L.P. beneficially owns 12,500 shares of Common Stock, constituting approximately 0.04% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 12,500 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

         As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 8,630 shares and 10,193 shares of Common Stock, respectively, constituting approximately 0.03% and 0.04%, respectively, of the Issued and Outstanding Shares. As of the date of this filing, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 51,765 shares and 29,412 shares of Common Stock, respectively, constituting approximately 0.18% and 0.10%, respectively, of the Issued and Outstanding Shares.

         As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 8,630 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 10,193 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 51,765 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 29,412 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 100,000 shares, constituting approximately 0.35% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

         The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

         (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that (i) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them and (ii) Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

         Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7. Material to be Filed as Exhibits.

         Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.   Exhibit Description
------------  ------------------------------------------------------------------
99.14         Agreement of Joint Filing among Barington Companies Equity
              Partners, L.P., Barington Investments, L.P., Barington Companies
              Advisors, LLC, Barington Companies Investors, LLC, Barington
              Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC,
              Barington Capital Group, L.P., LNA Capital Corp., James
              Mitarotonda, Starboard Value & Opportunity Fund, LLC, Parche, LLC,
              Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co.,
              L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon,
              Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital
              Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities
              Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B.
              Zwirn Special Opportunities Fund, Ltd., HCM/Z Special
              Opportunities LLC, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn
              Holdings, LLC and Daniel B. Zwirn dated September 27, 2006 (which supersedes and replaces the Agreement of Joint Filing dated May
              26, 2006, as previously filed as Exhibit 99.13 to the Schedule 13D
              Amendment No. 9 filed with the SEC on May 30, 2006).
------------  ------------------------------------------------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: September 27, 2006



                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                       By:  Barington Companies Investors, LLC, its
                            general partner

                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: Managing Member

                       BARINGTON INVESTMENTS, L.P.
                       By: Barington Companies Advisors, LLC, its
                           general partner

                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: Managing Member

                       BARINGTON COMPANIES ADVISORS, LLC


                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: Managing Member

                       BARINGTON COMPANIES INVESTORS, LLC


                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: Managing Member

                       BARINGTON COMPANIES OFFSHORE FUND, LTD.


                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: President

                       BARINGTON OFFSHORE ADVISORS, LLC


                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: Authorized Signatory


                       BARINGTON CAPITAL GROUP, L.P.
                       By:  LNA Capital Corp., its
                            general partner

                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: President and CEO

                       LNA CAPITAL CORP.


                       By: /s/ James A. Mitarotonda
                           --------------------------
                       Name:  James A. Mitarotonda
                       Title: President and CEO


                       /s/ James A. Mitarotonda
                           --------------------------
                       James A. Mitarotonda

STARBOARD VALUE & OPPORTUNITY FUND, LLC                  ADMIRAL ADVISORS, LLC
By: Admiral Advisors, LLC, its managing member           By: Ramius Capital Group, L.L.C., its sole member

PARCHE, LLC                                              RAMIUS CAPITAL GROUP, L.L.C.
By: Admiral Advisors, LLC, its managing member           By: C4S & Co., L.L.C.,
                                                             as managing member

                                                         C4S & CO., L.L.C.



                                 By: /s/ Jeffrey M. Solomon
                                     --------------------------
                                 Name:  Jeffrey M. Solomon
                                 Title: Authorized Signatory



JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
----------------------
Individually and as attorney-in-fact for
Peter A. Cohen, Morgan B. Stark and
Thomas W. Strauss

                            RJG CAPITAL PARTNERS, L.P.

                            By: RJG Capital Management, LLC, its
                                general partner

                            By: /s/ Ronald J. Gross
                                --------------------------
                            Name:  Ronald J. Gross
                            Title: Managing Member

                            RJG CAPITAL MANAGEMENT, LLC


                            By: /s/ Ronald J. Gross
                                --------------------------
                            Name:  Ronald J. Gross
                            Title: Managing Member

                            /s/ Ronald J. Gross
                                --------------------------
                            Ronald J. Gross


                            D.B. ZWIRN SPECIAL
                            OPPORTUNITIES FUND, L.P.

                            By: D.B. ZWIRN PARTNERS, LLC,
                            its general partner

                            BY: ZWIRN HOLDINGS, LLC,
                            its managing member


                            By: /s/ Daniel B. Zwirn
                                --------------------------
                            Name:  Daniel B. Zwirn
                            Title: Managing Member

                            D.B. ZWIRN SPECIAL
                            OPPORTUNITIES FUND (TE), L.P.

                            By: D.B. ZWIRN PARTNERS, LLC,
                            its general partner

                            BY: ZWIRN HOLDINGS, LLC,
                            its managing member

                            By: /s/ Daniel B. Zwirn
                                --------------------------
                            Name:  Daniel B. Zwirn
                            Title: Managing Member

                            D.B. ZWIRN SPECIAL
                            OPPORTUNITIES FUND, LTD.

                            By:  D.B. Zwirn & Co., L.P., its manager

                            By:  DBZ GP, LLC, its general partner

                            By:  Zwirn Holdings, LLC, its managing member


                            By: /s/ Daniel B. Zwirn
                                --------------------------
                            Name:  Daniel B. Zwirn
                            Title: Managing Member


                            HCM/Z SPECIAL OPPORTUNITIES LLC

                            By:  D.B. Zwirn & Co., L.P., its manager

                            By:  DBZ GP, LLC, its general partner

                            By:  Zwirn Holdings, LLC, its managing member


                            By: /s/ Daniel B. Zwirn
                                --------------------------
                            Name:  Daniel B. Zwirn
                            Title: Managing Member


                            D.B. ZWIRN & CO., L.P.

                            By:  DBZ GP, LLC, its general partner

                            By:  Zwirn Holdings, LLC, its managing member


                            By: /s/ Daniel B. Zwirn
                                --------------------------
                            Name:  Daniel B. Zwirn
                            Title: Managing Member

                            DBZ GP, LLC

                            By:  Zwirn Holdings, LLC, its managing member

                            By: /s/ Daniel B. Zwirn
                                --------------------------
                            Name:  Daniel B. Zwirn
                            Title: Managing Member


                            ZWIRN HOLDINGS, LLC

                            By: /s/ Daniel B. Zwirn
                                --------------------------
                            Name:  Daniel B. Zwirn
                            Title: Managing Member


                            /s/ Daniel B. Zwirn
                                --------------------------
                            Daniel B. Zwirn

                                    SCHEDULE

            This schedule sets forth information with respect to each purchase or sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.


Shares Purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Shares         Price Per Share             Cost(*)
----         ---------        ---------------         ---------------
8/21/2006      1,591              $22.497                $35,792.73
8/21/2006      2,775              $22.500                $62,437.50


Shares purchased by Barington Investments, L.P.

             Number of
Date           Shares         Price Per Share             Cost(*)
----         ---------        ---------------         ---------------
8/21/2006      1,161             $22.497                 $26,119.02
8/21/2006      2,025             $22.500                 $45,562.50


Shares purchased by Barington Companies Offshore Fund, Ltd.

             Number of
Date           Shares         Price Per Share             Cost(*)
----         ---------        ---------------         ---------------
7/10/2006      5,710             $22.277                $127,201.67
7/11/2006      24,106            $22.167                $534,357.70
7/12/2006      2,000             $22.491                $44,982.00
7/14/2006      9,810             $22.352                $219,273.12
7/27/2006      50,000            $21.525                $1,076,250.00
8/21/2006      2,141             $22.497                $48,166.08
8/21/2006      3,735             $22.500                $84,037.50


Shares purchased by Parche, LLC

             Number of
Date           Shares         Price Per Share             Cost(*)
----         ---------        ---------------         ---------------
8/21/2006      593               $22.4965                $13,340.42
8/21/2006      1,035             $22.5000                $23,287.50

Shares purchased by Starboard Value & Opportunity Fund, LLC

             Number of
Date           Shares         Price Per Share             Cost(*)
----         ---------        ---------------         --------------
8/21/2006      3,114             $22.4965               $70,054.10
8/21/2006      5,430             $22.5000               $122,175.00


----------

(*) Excludes commissions and other execution-related costs.